Exhibit 99.1
CONTACT:
Gar Jackson
Senior Director, Investor Relations
(714) 414-4049
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR ANNOUNCES SECOND QUARTER
EARNINGS RESULTS
ANAHEIM, CA/August 21, 2008 — Pacific Sunwear of California, Inc. (NASDAQ:PSUN, the “Company”) today announced that total sales for the second quarter (13 weeks) of fiscal 2008 ended August 2, 2008, were $312.7 million, a slight increase over total sales of $311.8 million for the second quarter (13 weeks) of fiscal 2007 ended August 4, 2007. Total Company same-store sales decreased one percent during the second quarter of fiscal 2008.
The Company recorded income from continuing operations of $3.7 million, or $0.06 per diluted share, for the second quarter of fiscal 2008 compared to income from continuing operations of $9.3 million, or $0.13 per diluted share, for the second quarter of fiscal 2007. Second quarter results for each period exclude the income statement impact of demo and One Thousand Steps due to their being designated as discontinued operations during the first quarter of fiscal 2008 and the fourth quarter of fiscal 2007, respectively.
“Although our earnings for the second quarter were in line with our expectations, our results continue to reflect the impact of a weakening economy on the retail sector. With the possibility of an even tougher environment ahead, we plan to maintain strong operating discipline while weathering these economic headwinds in order to position our business for success when the environment improves,” commented Sally Frame Kasaks, Chief Executive Officer.
Total sales for the first half (26 weeks) ended August 2, 2008 were $579.6 million, a slight decrease from total sales of $579.9 million during the first half (26 weeks) ended August 4, 2007. Same-store sales decreased one percent during the same period. For the first half of fiscal 2008, the Company recorded a loss from continuing operations of $8.3 million, or $(0.12) per diluted share, compared to income from continuing operations of $8.9 million, or $0.13 per diluted share, in the first half of fiscal 2007. The first half earnings result includes the asset impairment charge of $0.07 per diluted share incurred in the first quarter related to the materials handling equipment in the Company’s closed Anaheim distribution center.
Financial Outlook
Given the increasingly difficult economic environment and challenging retail conditions in some of the Company’s key markets, the Company is revising its outlook for the third and fourth quarters of fiscal 2008. Assuming same-store sales in the negative high-single digit range and year-over-year selling, general and administrative expense growth of not more than five percent, the Company anticipates earnings from continuing operations of $0.00 to $0.05 per diluted share for the third quarter of fiscal 2008 and non-GAAP earnings from continuing operations of $0.11 to $0.16 per diluted share for the fourth quarter of fiscal 2008. The earnings range for the fourth quarter excludes the anticipated gain of approximately $0.23 per diluted share from the sale of the Company’s closed Anaheim distribution center, which is currently expected to close during the fourth quarter. On a GAAP basis, after giving effect to the anticipated gain associated with the sale of the Anaheim distribution center, the Company anticipates earnings from continuing operations for the fourth quarter of fiscal 2008 in the range of $0.34 to $0.39 cents per diluted share.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

About Pacific Sunwear of California, Inc.
Pacific Sunwear is a leading lifestyle specialty retailer rooted in the youth culture and fashion vibe of Southern California. The Company sells casual apparel with a limited selection of accessories and footwear designed to meet the needs of teens and young adults. As of August 2, 2008, the Company operated 815 PacSun stores and 123 PacSun Outlet stores for a total of 938 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.
The Company will be hosting a conference call today at 4:30 pm Eastern Time. A telephonic replay of the conference call will be available beginning approximately two hours following the call for one week and can be accessed in the United States/Canada at (800) 642-1687 or internationally at (706) 645-9291; pass code: 59389512. For those unable to listen to the live Web broadcast on the Company’s investor relations website www.pacsun.com, or utilize the call-in replay, an archived version will be available on the Company’s investor relations Web site through midnight, November 17, 2008.
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, statements regarding the Company’s earnings projections, same-store sales and selling, general and administrative expense assumptions for the third and fourth quarters of fiscal 2008. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in such forward-looking statements. Such uncertainties which could adversely affect our business and results include, among others, the following factors: our assumption of same-store sales during the third and fourth quarters of fiscal 2008 may be wrong and actual same-store sales may be higher or lower; adverse changes in economic conditions generally; changes in consumer spending, demands and preferences; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; sales from private label merchandise; expansion and management of growth; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors, as a result of natural disasters or terrorist acts, could cause unexpected delays in new store openings, relocations, renovations or expansions; reliance on foreign sources of production and other risks outlined in the company’s SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended February 2, 2008 and subsequent periodic reports filed with the Securities and Exchange Commission. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
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3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except share and per share data)

	Second Quarter Ended		First Half Ended
	AUG. 2,	AUG. 4,	AUG. 2,	AUG. 4,
	2008	2007	2008	2007
Net sales	$312,726	$311,775	$579,592	$579,881
Gross margin	95,258	101,846	170,723	177,044
Selling, G&A expenses	90,173	86,933	185,985	163,638

Operating income (loss) from continuing operations	5,085	14,913	(15,262)	13,406
Interest income, net	11	541	769	1,510

Income (loss) from continuing operations before income taxes	5,096	15,454	(14,493)	14,916
Income tax expense (benefit)	1,388	6,196	(6,232)	5,996

Income (loss) from continuing operations	3,708	9,258	(8,261)	8,920
Loss from discontinued operations, net of tax benefit	(912)	(19,760)	(26,045)	(24,480)

Net income (loss)	$2,796	$(10,502)	$(34,306)	$(15,560)

Income (loss) from continuing operations per share, basic	$0.06	$0.13	$(0.12)	$0.13

Income (loss) from continuing operations per share, diluted	$0.06	$0.13	$(0.12)	$0.13

Net income (loss) per share, basic	$0.04	$(0.15)	$(0.50)	$(0.22)

Net income (loss) per share, diluted	$0.04	$(0.15)	$(0.50)	$(0.22)

Weighted average shares outstanding, basic	66,664,245	69,692,827	68,290,024	69,635,543

Weighted average shares outstanding, diluted	66,704,159	70,064,804	68,290,024	69,986,773

Note: All periods presented above exclude the income statement impact to continuing operations of demo and One Thousand Steps, which were designated as discontinued operations during the first quarter of fiscal 2008 and the fourth quarter of fiscal 2007, respectively. Continuing operations, as presented above, include the operations of the Company’s PacSun and PacSun Outlet stores only.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	AUG. 2,	FEB. 2,	AUG. 4,
	2008	2008	2007
ASSETS

Current assets:
Cash & cash equivalents	$1,560	$97,587	$26,264
Marketable securities	—	—	16,000
Inventories	229,738	170,182	256,084
Other current assets	83,288	52,818	56,954

Total current assets	314,586	320,587	355,302
Property and equipment, net	373,045	376,243	434,600
Other long-term assets	39,323	55,313	43,418

Total assets	$726,954	$752,143	$833,320

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$131,990	$62,349	$114,120
Credit facility	10,780	—	—
Other current liabilities	68,843	71,107	80,470

Total current liabilities	211,613	133,456	194,590

Deferred lease incentives	57,835	74,012	81,283
Deferred rent	23,824	27,669	29,158
Other long-term liabilities	34,487	33,661	35,831

Total liabilities	327,759	268,798	340,862
Total shareholders’ equity	399,195	483,345	492,458

Total liabilities and shareholders’ equity	$726,954	$752,143	$833,320

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited, in thousands)

	FOR THE FIRST HALF ENDED
	AUG. 2, 2008	AUG. 4, 2007
Cash flows from operating activities:
Net loss	$(34,306)	$(15,560)
Depreciation & amortization	40,685	38,027
Non-cash stock based compensation	2,463	3,023
Tax (deficiencies) benefits from exercise of stock options	(968)	369
Excess tax benefits related to stock-based compensation	—	(344)
Loss on disposal of property and equipment	13,354	12,197
Changes in operating assets and liabilities:
Inventories	(59,556)	(50,871)
Accounts payable and other current liabilities	65,345	53,338
Other assets and liabilities	(33,684)	(20,706)

Net cash (used in)/provided by operating activities	(6,667)	19,473
Cash flows from investing activities:
Purchases of short-term investments	—	(122,400)
Maturities of short-term investments	—	137,900
Purchases of long-term investments	—	(23,300)
Capital expenditures	(48,836)	(63,175)

Net cash used in investing activities	(48,836)	(70,975)
Cash flows from financing activities:
Repurchases of common stock	(52,911)	—
Excess tax benefits related to stock-based compensation	—	344
Proceeds from exercise of stock options	1,614	1,896
Borrowings under credit facility	43,099	—
Principal payments under credit facility	(32,319)	—
Principal payments under capital lease obligations	(7)	(41)
Borrowings under long-term debt obligations	—	23,300

Net cash (used in) /provided by financing activities	(40,524)	25,499

Net decrease in cash and cash equivalents	(96,027)	(26,003)
Cash and cash equivalents, beginning of period	97,587	52,267

Cash and cash equivalents, end of period	$1,560	$26,264

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	Fiscal 2008	Fiscal 2007
Stores open at beginning of fiscal year	1,107	1,199
Stores opened during the period	9	6
Stores closed during the period	(178)	(87)

Stores open at end of period	938	1,118

Note: Fiscal 2008 store closures include 153 demo stores. demo became a discontinued operation during the first quarter of fiscal 2008.

	Aug. 2, 2008		Aug. 4, 2007
		Square		Square
	# of	Footage	# of	Footage
	Stores	(000’s)	Stores	(000’s)

PacSun stores	815	3,099	840	3,179
Outlet stores	123	497	117	474
demo stores	—	—	152	435
One Thousand Steps stores	—	—	9	24

Total stores	938	3,596	1,118	4,112
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000